Exhibit 99.1

CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424
FOR IMMEDIATE RELEASE
INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS SECOND QUARTER 2004 RESULTS

NET INCOME

$83 Million in Q2 04 (+22% vs. Q2 03)

$167 Million in 6M 04 (+25% vs. 6M 03)

ORIGINATIONS (PRESENT VALUE)

$270 Million in Q2 04 (-18% vs. Q2 03)

$457 Million in 6M 04 (+6% vs. 6M 03)

New York, New York, August 4, 2004 — Financial Security Assurance Holdings Ltd. (the Company), the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced second quarter 2004 net income of $83.2 million, 22.2% higher than in the prior year.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net Income	$83.2	$68.1	$167.3	$133.9

Less fair-value adjustments for insured credit default swaps, net of taxes [1]	3.3	1.8	13.6	2.8
Operating Earnings [1]	$79.9	$66.3	$153.7	$131.1

[1]          For definitions, see below, “Analysis of Financial Results – Operating Earnings.”

Operating earnings for the second quarter increased 20.5% over operating earnings in the prior year’s comparable period.  Six-month operating earnings increased 17.3% over last year’s comparable result.  See “Analysis of Financial Results” below for further discussion of earnings results.

Shareholders’ equity (book value) was $2.3 billion and non-GAAP adjusted book value (ABV) was $3.3 billion at June 30, 2004.  Over the past 12 months, ABV grew 17.9% excluding realized and unrealized capital gains and losses in the investment portfolio and 14.1% including such gains and losses.  The portion of ABV attributable to unrealized net investment gains declined $81.1 million since March 31, 2004 and $54.4 million since December 31, 2003 due to rising interest rates.  The Company’s management considers ABV to be a reasonable proxy for the intrinsic value of the Company, exclusive of franchise value, because it captures deferred income from business already generated.  See “Non-GAAP Measures,” below, for more discussion of ABV and a reconciliation to book value.

Second-quarter present value (PV) originations were $270.0 million, 18.4% lower than in last year’s comparable period.  For the first half, however, PV originations reached $457.2 million, 5.7% higher than in the first half of 2003.

Robert P. Cochran, chairman and chief executive officer of FSA Holdings and FSA, said: “Business production for the first half was very strong, exceeding last year’s record first-half amount, which included a very large European public infrastructure transaction originated in the second quarter.

“After two record-breaking years, issuance in the U.S. municipal bond market has held up better than anticipated.  We also had strong opportunities in the European infrastructure market, and we have a strong pipeline of transactions going forward.  Additionally, we are beginning to see a pick-up in U.S. asset-backed activity as the tight spread environment shows signs of moderating,” he added.

BUSINESS PRODUCTION

TOTAL NEW ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Gross par insured (dollars in billions)	$22.9	$23.0	$42.1	$36.7
PV originations (dollars in millions) [1]	270.0	330.9	457.2	432.7

[1]               The sum of (a) the present value of gross premiums originated (PV premiums), defined as estimated future installment premiums, measured as of the policy effectiveness date, discounted to their present value plus upfront premiums, and (b) the present value of estimated future net interest margin (PVNIM) generated in the financial products segment.  The discount rate, calculated based on the trailing three-year average pre-tax yield on the investment portfolio, was 5.62% in 2004 and 5.91% in 2003 for all originations.  PV premiums, PVNIM and PV originations are non-GAAP measures.  For further discussion and a reconciliation of total PV originations to gross premiums written, see below, “Analysis of Financial Results – Premiums.”

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the prior year.

U.S. MUNICIPAL NEW ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Gross par insured (dollars in billions)	$12.6	$15.8	$23.5	$26.6
PV premiums (dollars in millions)	136.0	144.5	225.4	208.6

Year-to-date, new-issue volume in the U.S. municipal bond market reached $188.6 billion, 8.4% below the six-month level last year.  Insurance penetration was approximately 54%, compared with 52% in last year’s comparable period.  In this environment, FSA insured approximately 24% of the par amount of insured new issues sold year-to-date.

Including both primary and secondary U.S. municipal obligations with closing dates in the second quarter, the par amount insured by FSA decreased 20.7%, and PV premiums decreased 5.9%.  Although the municipal bond insurance market has become increasingly competitive, FSA found good opportunities across all bond sectors and executed a number of transactions in the higher-premium health care, housing and transportation sectors. For the first half, FSA’s U.S. municipal par originated declined 11.5%, and PV premiums rose 8.1%.

U.S. ASSET-BACKED NEW ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Gross par insured (dollars in billions)	$8.2	$4.5	$13.3	$6.6
PV premiums (dollars in millions)	49.9	65.7	84.8	87.1

The Company’s second-quarter U.S. asset-backed par insured increased 82.0%, with the strongest activity in the residential mortgage and pooled corporate sectors.  However, PV premiums decreased 24.0% primarily because second quarter 2003 results included premiums generated by amendments that provided for new premium income streams on existing business. For the first half, U.S. asset-backed par insured increased 102.8% and the related PV premiums decreased 2.6%.  In both the first and second quarters, most of the growth in par volume came from transactions of Triple-A credit quality.  Such high-quality transactions tend to have relatively low premium rates but achieve good returns on equity.

INTERNATIONAL NEW ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Gross par insured (dollars in billions)	$2.1	$2.7	$5.3	$3.5
PV premiums (dollars in millions)	66.9	105.4	114.3	118.7

Second-quarter international par insured decreased 20.0%, and the related PV premiums decreased 36.5%. The second-quarter decline reflects the effect of a very large public infrastructure transaction in the second quarter of 2003 and reduced volume in the pooled corporate sector.  For the first half, international par insured increased 51.8% due to growth in Super Triple-A residential mortgage volume, and international PV premiums decreased 3.7%. The Company has a strong pipeline of international transactions, particularly in the infrastructure finance sector.

FINANCIAL PRODUCTS NEW ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Gross PVNIM (dollars in millions)	$17.2	$15.3	$32.7	$18.3

PVNIM generated in the financial products segment rose 12.4% for the second quarter and 78.7% for the six-month period.  The effect of declining U.S. municipal bond issuance on guaranteed investment contract (GIC) originations has been offset in part by some municipalities’ decision to respond to rising interest rates by shifting funds from interim short-term investments to longer term GICs.  In addition, the Company has developed funding sources outside the domestic municipal market, including highly structured synthetic and international infrastructure transactions. As previously disclosed, first-half 2003 GIC activity was constrained until the Company received an exemption from the Investment Company Act in April 2003.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Second-quarter net income rose 22.2% to $83.2 million from $68.1 million in the second quarter of 2003.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income:

NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(All items shown net of taxes. Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Refundings, calls or other accelerations [1]	$8.5	$4.0	$12.5	$6.0
Realized gains (losses), net	(1.9)	2.1	(1.5)	2.8
Equity-based compensation [2]	(7.1)	(7.3)	(14.4)	(13.2)
Equity in earnings of SPS [3]	0.1	(1.6)	0.3	1.6
Equity in earnings of XLFA [4]	9.2	1.5	13.2	6.5
Fair-value adjustments for insured CDS [5]	3.3	1.8	13.6	2.8

[1]               Net of deferred acquisition cost amortization.

[2]               The Company has always included in net income the currently vested future-value payout cost of its performance share program, which is the Company’s only equity-based compensation program.

[3]               SPS Holding Corp. (SPS) is a mortgage servicing holding company in which the Company owns a minority interest.  At June 30, 2004, the Company’s interest in SPS had a book value of $57.0 million, including unamortized goodwill of $7.6 million.  SPS was named Fairbanks Capital Holding Corp. until June 30, 2004.

[4]               XL Financial Assurance Ltd (XLFA) is a financial guaranty insurance company in which the Company owns a minority interest.  XLFA reinsures business originated by FSA and other financial guarantors.

[5]               This item is excluded from operating earnings.

OPERATING EARNINGS.  The Company defines operating earnings (a non-GAAP measure) as net income before the effects of fair-value adjustments for FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under Statement of Financial Accounting Standards No. 133 (SFAS No. 133).  As such CDS contracts are generally non-cancelable prior to maturity, the Company views insured CDS risks as comparable to other insured risks.   Because the SFAS No. 133 adjustments for each guaranteed CDS are expected to sum to zero over the life of the transaction, the Company considers operating earnings a key measure of normal operating results.

Second-quarter operating earnings of $79.9 million were lower than net income because they exclude positive fair-value adjustments totaling $4.9 million ($3.3 million after taxes).  The fair-value adjustments primarily reflect tightening of market credit spreads.  The comparable fair-value adjustments in the second quarter of 2003 were gains totaling $2.6 million ($1.8 million after taxes).

First-half operating earnings of $153.7 million were lower than net income because they exclude positive fair-value adjustments totaling $20.0 million ($13.6 million after taxes).  The comparable fair-value adjustments in the first half of 2003 were gains totaling $4.1 million ($2.8 million after taxes).

PREMIUMS. The following tables reconcile gross premiums written to PV originations and summarize net earned and written premiums.  PV premiums, PVNIM and PV originations are non-GAAP measures that the Company employs as indicators of a given period’s origination activity because a substantial portion of the Company’s premium and net interest margin revenue is collected in installments. In contrast, gross premiums written captures premiums collected in the period, whether collected for business originated in the period or in installments for business originated in prior periods.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV ORIGINATIONS

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Gross premiums written	$236.1	$294.8	$425.6	$424.4
Gross installment premiums received	(98.4)	(97.6)	(170.4)	(170.1)
Gross upfront premiums originated	137.7	197.2	255.2	254.3
PV estimated installment premiums originated	115.1	118.4	169.3	160.1
PVNIM originated	17.2	15.3	32.7	18.3
PV originations	$270.0	$330.9	$457.2	$432.7

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Premiums written, net of reinsurance	$166.6	$187.9	$283.1	$280.1
Premiums earned, net of reinsurance	101.7	88.2	193.9	168.2
Net premiums earned excluding effect of refundings and prepayments	87.2	80.7	171.6	156.4

Second-quarter gross premiums written of $236.1 million and net premiums written of $166.6 million represent decreases of 19.9% and 11.3%, respectively. The declines reflect reductions in upfront premiums originated in the international and U.S. municipal sectors.  Second-quarter net premiums written include $14.9 million of previously ceded business, which FSA had the right to reassume because the reinsurer had been downgraded.  Of that amount, $1.3 million was earned. For the first half, neither gross premiums written nor net premiums written changed materially.

For the second quarter, net premiums earned totaled $101.7 million, a 15.4% increase.  This includes $14.5 million of net premiums earned from refundings and prepayments, which were $7.5 million in the comparable period of 2003.  Excluding premiums from refundings and prepayments, second-quarter net premiums earned increased 8.1%.  Since 2001, FSA has originated more long-term municipal and infrastructure business and less business in the asset-backed sector, where transactions tend to have significantly shorter average lives.  This trend reduces the quarterly rate of increase in earned premiums but creates a more stable and predictable stream of earned revenue.

For the first half, net premiums earned totaled $193.9 million, a 15.3% increase.  This includes $22.3 million of net premiums earned from refundings and prepayments, which were $11.8 million in the comparable period of 2003.  Excluding premiums from refundings and prepayments, first-half net premiums earned increased 9.8%.

NET INTEREST MARGIN.  Second-quarter net interest margin for the financial products segment was $3.6 million in 2004, compared with $2.8 million in 2003.  The increase in net interest margin is primarily due to a larger book of GIC business in the second quarter of 2004 than in that of 2003.  First-half net interest margin increased to $8.9 million in 2004 from $3.5 million in 2003.

INVESTMENT PORTFOLIO. Second-quarter net investment income was $41.6 million, an increase of 10.0%.  The increase primarily reflects higher invested balances.  Net realized losses were $2.9 million in the second quarter of 2004, compared with $2.8 million of net realized gains in that period of 2003.

The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) was 9.6% for the second quarters of both 2004 and 2003.

For the first six months of 2004, net investment income was $82.6 million, compared with $74.3 million in that period last year.  First-half net realized losses were $2.4 million in 2004, compared with net realized gains of $3.9 million in 2003.

EXPENSES AND RESERVES. For the second quarter, policy acquisition and other operating expenses increased to $33.0 million, or $2.1 million higher than in last year’s second quarter.  Losses and loss adjustment expenses were $7.7 million ($5.0 million after taxes) in the second quarter of 2004.  Additions to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations and a separate review of the insured CDO portfolio.

During the second quarter, a net amount of $26.4 million was transferred from the general reserve to case reserves, primarily for CDOs.  The CDO portfolio continues to perform within the expectations reflected in previously recorded provisions for CDOs.   Transfers between general and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At June 30, 2004, case and general reserves in aggregate totaled $146.7 million, compared with $174.2 million at December 31, 2003.  During the second quarter, FSA decided to have a large CDO transaction fully paid off, resulting in a net reduction of reserves.

NON-GAAP TERMS

Management and investors consider the measures identified in this release as non-GAAP measures to be important in analyzing the financial results of the Company.  However, none of these measures are promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered as substitutes for such GAAP measures as shareholders’ equity, net income, revenues, expenses and gross premiums written.

Non-GAAP measures used in this release are ABV, operating earnings and PV originations (including its components PV premiums and PVNIM).  Operating earnings and PV originations are reconciled above to net income and gross premiums written, respectively, and ABV is reconciled to book value in the table below.  ABV consists of book value plus the estimated present value of future income from business the Company has already originated.  Such future income is substantial because premiums are earned over the life of each insured transaction. The Company uses ABV and operating earnings to calculate a portion of compensation paid to its employees.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(Dollars in millions)

	June 30, 2004	December 31, 2003
Shareholders’ Equity (Book Value) [1]	$2,283.3	$2,168.4

After-tax value of:

Net deferred premium revenue less deferred acquisition cost and goodwill	625.1	572.8
Present value of future net installment premiums and present value of future net interest margin [2]	435.4	424.1
Adjusted Book Value	$3,343.8	$3,165.3

[1]               Includes the effect of after-tax unrealized gains in the investment portfolio, which was $93.0 million at June 30, 2004 and $147.4 million at December 31, 2003.

[2]               The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate was 5.62% in 2004 and 5.91% in 2003.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators and used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(Dollars in thousands)

	June 30, 2004	December 31, 2003
Contingency Reserve	$1,099,598	$936,761
Capital and Surplus	1,112,947	1,167,496
Qualified Statutory Capital	2,212,545	2,104,257
Unearned Premium Reserve	1,501,280	1,356,385
Loss and Loss Adjustment Expenses	44,390	64,936
Policyholder Capital and Reserves	3,758,215	3,525,578
Net Present Value of Installment Premiums	629,745	607,092
Third-Party Capital Support	525,000	525,000
Total Claims-Paying Resources	$4,912,960	$4,657,670

Net Insurance in Force (principal & interest)	$428,616,889	$409,476,253
Capital Ratio [1]	194:1	195:1
Claims-Paying Ratio [2]	87:1	88:1

[1]          Capital ratio is net insurance in force divided by qualified statutory capital.

[2]          Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.  On the Investor Presentations page of its website, the Company will also post updated information about its insured securitization program with AmeriCredit Corp.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to, (i) projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts; (ii) statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value per share or return on equity; and (iii) expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include: (i) changes in capital requirements or other criteria of securities rating agencies applicable to financial guaranty insurers in general or to FSA specifically; (ii) competitive forces, including the conduct of other financial guaranty insurers in general; (iii) changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients; (iv) changes in accounting principles or practices that may result in a decline in securitization transactions; (v) an economic downturn or other economic conditions (such as a rising interest-rate environment) adversely affecting transactions insured by FSA or its investment portfolio; (vi) inadequacy of reserves established by the Company for losses and loss adjustment expenses; (vii) temporary or permanent disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures; (viii) downgrade or default of one or more of FSA’s reinsurers; (ix) the amount and nature of business opportunities that may be presented to the Company; (x) market conditions, including the credit quality and market pricing of securities issued; (xi) capacity limitations that may impair investor appetite for FSA insured obligations; (xii) market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements; (xiii) prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; (xiv) changes in the value or performance of strategic investments made by the Company; and (xv) other factors, most of which are beyond the Company’s control. The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2004	December 31, 2003
ASSETS
Bonds at fair value (amortized cost of $3,487,740 and $3,275,310)	$3,621,174	$3,508,649
Short-term investments	163,350	224,429
Variable interest entities’ bonds at fair value (amortized cost of $1,383,468 and $1,423,657)	1,383,284	1,422,538
Variable interest entities’ short-term investment portfolio	20,859	11,102
Financial products bond portfolio at fair value (amortized cost of $5,410,989 and $4,033,979)	5,419,840	4,031,263
Financial products bond portfolio pledged as collateral at fair value (amortized cost of $36,538 and $70,358)	35,874	66,423
Financial products short-term investment portfolio	682,574	228,812
Total investment portfolio	11,326,955	9,493,216
Cash	17,923	19,460
Securitized loans	403,448	440,611
Deferred acquisition costs	282,357	273,646
Prepaid reinsurance premiums	746,194	695,398
Investment in unconsolidated affiliates	137,900	110,863
Reinsurance recoverable on unpaid losses	37,384	59,235
Other assets	1,130,580	1,282,241

TOTAL ASSETS	$14,082,741	$12,374,670

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,001,902	$1,861,960
Losses and loss adjustment expenses	184,131	233,408
Guaranteed investment contracts and variable interest entities’ debt	7,992,670	6,809,771
Deferred federal income taxes	157,865	152,646
Notes payable	430,000	430,000
Accrued expenses and other liabilities	1,032,844	718,449

TOTAL LIABILITIES AND MINORITY INTEREST	11,799,412	10,206,234

Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital	899,634	900,224
Accumulated other comprehensive income (net of deferred income taxes of $48,900 and $76,041)	93,030	147,433
Accumulated earnings	1,290,330	1,120,444
Deferred equity compensation	23,707	23,445
Less treasury stock at cost (299,548 and 297,658 shares held)	(23,707)	(23,445)

TOTAL SHAREHOLDERS’ EQUITY	2,283,329	2,168,436

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$14,082,741	$12,374,670

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Net premiums written	$166,581	$187,884	$283,075	$280,069

Net premiums earned	101,719	88,158	193,929	168,248
Net investment income	41,555	37,776	82,631	74,309
Net realized (losses) gains	(2,916)	2,829	(2,421)	3,893
Net interest income from financial products and variable interest entities	45,798	11,949	86,439	19,906
Financial products net realized gains (losses)		(1,058)	119	(1,096)
Net realized and unrealized gains on derivative instruments	9,490	2,365	22,528	2,140
Other income	991	451	3,595	1,627
TOTAL REVENUES	196,637	142,470	386,820	269,027
Expenses:
Losses and loss adjustment expenses	7,665	6,595	15,365	12,895
Interest expense	6,748	7,085	13,497	14,171
Policy acquisition costs	13,821	13,537	28,619	26,936
Net interest expense from financial products and variable interest entities	46,662	6,916	81,308	14,229
Other operating expenses	19,150	17,339	35,624	32,939

TOTAL EXPENSES	94,046	51,472	174,413	101,170

Minority interest	(5,285)	(2,293)	(9,888)	(4,720)

Equity in earnings of unconsolidated affiliates	10,832	58	15,719	9,386

INCOME BEFORE INCOME TAXES	108,138	88,763	218,238	172,523
Provision for income taxes	24,933	20,674	50,986	38,609

NET INCOME	83,205	68,089	167,252	133,914

Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on securities:
Holding (losses) gains arising during period	(83,021)	38,703	(55,832)	41,398
Less: reclassification adjustment for (losses) gains included in net income	(1,927)	2,152	(1,429)	2,478
Other comprehensive (loss) income	(81,094)	36,551	(54,403)	38,920

COMPREHENSIVE INCOME	$2,111	$104,640	$112,849	$172,834